UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 2, 2010

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Amendment to Employment Agreement with W. John Short

On July 2, 2010, NutraCea entered into an amendedment to employment agreement with W. John Short, chief executive officer and chairman of the board of directors of NutraCea, amending Mr. Short’s employment agreement dated July 6, 2009, as previously amended on July 7, 2009 and November 6, 2009.

Pursuant to the amendment, NutraCea and Mr. Short agreed to automatically extend the term of Mr. Short’s employment agreement to end on the fourth anniversary of the effective date of NutraCea’s Plan of Reorganization (the “Plan Effective Date”) filed with the United States Bankruptcy Court for the District of Arizona.  The amendment increases Mr. Short’s base salary on the Plan Effective Date to $375,000 from $350,000.  In addition, NutraCea agreed to pay Mr. Short, within ten days of the Plan Effective Date, (i) an initial bonus of $100,000 (as previously provided for in the initial employment agreement), and (ii) a bonus in an amount up to $300,000 subject, among other things, to certain restrictions imposed by the Plan of Reorganization.

On July 7, 2010, NutraCea granted Mr. Short an option to purchase 5,000,000 shares of NutraCea’s common stock (“Common Stock”) at an exercise price of $0.20 per share.  1,000,000 shares of the option vested on July 7, 2010, and 1,000,000 shares will vest on the Plan Effective Date.  The remaining 3,000,000 shares will vest in equal monthly installments on the last business day of each month over the 48 month period commencing on the last business day of the month of the Plan Effective Date.

The description of the terms of the amendment does not purport to be complete and is qualified in its entirety to the full text of the amendment which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Amendment to Employment Agreement with Leo Gingras

On July 2, 2010, NutraCea entered into an amendedment to employment agreement with Leo Gingras, president and chief operating officer of NutraCea, amending Mr. Gingras’ employment agreement dated July 28, 2009.

Pursuant to the amendment, NutraCea and Mr. Gingras agreed to automatically extend the term of Mr. Gingras’ employment agreement to end on the fourth anniversary of the Plan Effective Date.  The amendment increases Mr. Gingras’ base salary on the Plan Effective Date to $300,000 from $275,000.  In addition, NutraCea agreed to pay Mr. Gingras, within ten days of the Plan Effective Date, (i) an initial bonus of $100,000 (as previously provided for in the initial employment agreement), and (ii) a bonus in an amount up to $300,000 subject, among other things, to certain restrictions imposed by the Plan of Reorganization.

On July 7, 2010, NutraCea granted Mr. Gingras an option to purchase 4,500,000 shares of Common Stock at an exercise price of $0.20 per share.  900,000 shares of the option vested on July 7, 2010, and 900,000 shares will vest on the Plan Effective Date.  The remaining 2,700,000 shares will vest in equal monthly installments on the last business day of each month over the 48 month period commencing on the last business day of the month of the Plan Effective Date.

The description of the terms of the amendment does not purport to be complete and is qualified in its entirety to the full text of the amendment which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Repricing of Outstanding Compensatory Options

Effective as of July 7, 2010, the board of directors of NutraCea repriced all outstanding compensatory options to purchase Common Stock held by employees, including executive officers, with exercise prices in excess of $0.20 per share (the "Options").  As a result, the exercise price of all Options was lowered to $0.20 per share.  No other terms of the Options were changed.  Leo Gingras, President and Chief Operating Officer of NutraCea, was the only executive officer eligible for the repricing.  The exercise price of Mr. Gingras’ option to purchase 1,500,000 shares was reduced from $0.22 to $0.20.

The board of directors effectuated the repricing to realign the value of the Options with their intended purpose, which is to retain and motivate the holders of the Options to continue to work in the best interests of NutraCea. Prior to the repricing, many of the Options had exercise prices well above the recent market prices of the Common Stock. The Options were repriced unilaterally and the consent of holders was neither necessary nor obtained.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
10.1	Third Amendment to Employment Agreement with W. John Short dated July 2, 2010

10.2	First Amendment to Employment Agreement with Leo Gingras dated July 2, 2010

99.1	Press Release dated July 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: July 8, 2010	By:	/s/ W. John Short
W. John Short
Chief Executive Officer
(Duly Authorized Officer)